EXHIBIT 99.1

Dice Holdings Announces Appointment of Carol Carpenter to Board of Directors

Technology Industry Maven Brings Marketing, Consumer and B2B Expertise to Board

NEW YORK, June 3, 2014 /PRNewswire/ --Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, announced Carol Carpenter, Chief Marketing Officer of ClearSlide, Inc., has been appointed to the Company's board of directors.

"We are very excited to have Carol join our Board and contribute her extensive marketing expertise and deep passion for technology," said Michael Durney, President and CEO of Dice Holdings, Inc. "I'm delighted to have Carol's strong consumer and B2B experience, global business expansion leadership, as well as her highly collaborative and strategic nature, support the company."

At ClearSlide, Ms. Carpenter leads all aspects of marketing, including strategy, team building, brand development, demand generation and product marketing. ClearSlide provides a 100 percent web-based sales engagement platform to seamlessly connect with customers more effectively.

Prior to joining ClearSlide, Ms. Carpenter was the Executive General Manager, Consumer and SB Division at Trend Micro Inc., where she created global strategy and execution for a global consumer and Small Business internet security software business, growing revenue from $150 million to nearly $600 million. Previously, Ms. Carpenter was Senior Marketing Director for Keynote Systems and has held a variety of marketing roles at Tumbleweed Communications, Apple Computer and Microsoft.

"I'm excited to bring my professional experience to Dice, where my marketing and business development background can provide guidance for the company towards its continued growth," said Carol Carpenter, CMO of ClearSlide. "Through my Board membership, I'm looking forward to helping the company fulfill its vision of providing rich content for specialized professionals throughout their careers."

Ms. Carpenter earned an MBA from Harvard University and a B.A from Stanford University.

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Investors:

Jennifer Bewley
212-448-4181
ir@dice.com

Media:

Carrie Gray and Rachel Ceccarelli
212-448-8288
media@dice.com

SOURCE Dice Holdings, Inc.